                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 2)*

                                 NaviSite, Inc.
            ---------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
            ---------------------------------------------------------
                         (Title of Class of Securities)

                                   63935M 10 9
            ---------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
            ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[ ]       Rule 13d-1(c)
[x]       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.   63935M 10 9               13G                     Page 2 of 5 pages

------- ------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        CMGI, Inc.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [ ]
        (See Instructions)                                            (b)   [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5.   SOLE VOTING POWER

                                        111,723,562 shares
           SHARES              -------------------------------------------------
                               6.   SHARED VOTING POWER

        BENEFICIALLY                    0 shares
                               -------------------------------------------------
          OWNED BY             7.   SOLE DISPOSITIVE POWER

            EACH                        111,723,562 shares
                               -------------------------------------------------
          REPORTING            8.   SHARED DISPOSITIVE POWER

           PERSON                       0 shares
                               -------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        111,723,562 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        85.5%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)
        CO

--------------------------------------------------------------------------------

CUSIP No.   63935M 10 9             SCHEDULE 13G               Page 3 of 5 pages

--------------------------------------------------------------------------------
ITEM 1(a).         NAME OF ISSUER:
                   NAVISITE, INC.
--------------------------------------------------------------------------------

ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   400 Minuteman Park, Andover, MA  01810
--------------------------------------------------------------------------------
ITEM 2(a).         NAME OF PERSON FILING:

                   CMGI, Inc.
--------------------------------------------------------------------------------
ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                   100 Brickstone Square, Andover, MA  01810
--------------------------------------------------------------------------------
ITEM 2(c).         CITIZENSHIP:
                   Delaware

--------------------------------------------------------------------------------

ITEM 2(d).         TITLE OF CLASS OF SECURITIES:
                   Common Stock, $0.01 par value

--------------------------------------------------------------------------------
ITEM 2(e).         CUSIP NUMBER:
                   63935M 10 9
--------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
                   (a) [ ]  Broker or dealer registered under Section 15 of
                                the Exchange Act.

                   (b) [ ]  Bank as defined in Section 3(a)(6) of the
                            Exchange Act.
                   (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
                   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
                   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
                   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                   (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------

ITEM 4.            OWNERSHIP.
                   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                   (a)    Amount beneficially owned:   111,723,562 shares

                   CMGI, Inc. holds 68,059,500 shares of common stock. CMGI, Inc. also holds: i) a 12% Convertible Senior Secured Note issued by NaviSite, Inc. to CMGI, Inc., dated November 8, 2001, which is convertible within 60 days after December 31, 2001 into 38,461,538 shares of common stock; and ii) two warrants which are exercisable within 60 days after December 31, 2001 for an aggregate of 5,202,524 shares of common stock.

CUSIP No.   63935M 10 9             SCHEDULE 13G               Page 4 of 5 pages


                          ------------------------------------------------------
                   (b)    Percent of Class:

                          85.5%

                              This percentage is based on (i) the number
                          of shares of NaviSite, Inc. common stock reported by NaviSite, Inc. in its Form 10-Q, filed with the Securities and Exchange Commission on December 17, 2001, as being outstanding on December 12, 2001, plus (ii) that number of shares of common stock issuable to CMGI, Inc. within 60 days after December 31, 2001 upon the conversion/exercise of the promissory note and warrants described above.

                          ------------------------------------------------------
                   (c)    Number of shares as to which such person has:

                          (i)      Sole power to vote or to direct the vote:

                               111,723,562 shares

                          (ii)     Shared power to vote or to direct the vote:

                               0 shares

                          (iii)    Sole power to dispose or direct the
                          disposition of:

                               111,723,562 shares

                          (iv) Shared power to dispose or direct the disposition of:

                               0 shares

--------------------------------------------------------------------------------
ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

--------------------------------------------------------------------------------

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                   Not applicable

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                   Not applicable

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.
                   Not applicable

ITEM 10.           CERTIFICATIONS.
                   Not applicable

CUSIP No.   63935M 10 9             SCHEDULE 13G               Page 5 of 5 pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 14, 2002
                                           ------------------------------
                                                      (Date)

                                           CMGI, INC.



                                           /s/ George A. McMillan
                                           ------------------------------
                                           By:    George A. McMillan
                                           Title: Chief Financial Officer
                                                  and Treasurer